Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR IMMEDIATE RELEASE

AMERICAN AIRLINES ANNOUNCES PRICING OF $957 MILLION AIRCRAFT FINANCING

FORT WORTH, Texas, September 2, 2014—American Airlines, Inc. (the “Company”), a wholly-owned subsidiary of American Airlines Group Inc., announced today that it priced an offering of two classes of enhanced equipment trust certificates (the “Certificates”) in the aggregate face amount of approximately $957 million. Proceeds of the offering are expected to be used to acquire equipment notes issued by the Company and secured by (a) five Airbus A319-112 aircraft delivered new to the Company in 2013, (b) seven Airbus A321-231 aircraft delivered new to the Company in 2014, and (c) five Boeing 777-323ER aircraft delivered new to the Company from 2012 to 2014. The Company will use the proceeds from the issuance of such equipment notes for general corporate purposes and to pay fees and expenses related to the offering.

The $957 million financing is comprised of approximately $742 million of Class A certificates with a final expected distribution date of October 1, 2026 and approximately $215 million of Class B certificates with a final expected distribution date of October 1, 2022. The Certificates are expected to be issued on September 16, 2014, subject to customary closing conditions.

Goldman, Sachs & Co. acted as sole structuring agent and lead bookrunner for the offering. Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc. and J.P. Morgan Securities LLC acted as joint book-runners for the offering.

The Certificates have been offered under the Company’s existing effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the Securities and Exchange Commission. Copies of both the prospectus supplement and the accompanying prospectus for the offering may be obtained from Goldman, Sachs & Co. (tel: 1-866-471-2526).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-Looking Statements

Certain of the statements contained or referred to herein represent the Company’s expectations or beliefs concerning future events and should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause actual results to differ from the Company’s expectations, including but not limited to, factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this release or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such statements other than as required by law.